Exhibit 10.10
AMENDED AND RESTATED
CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT
     THIS AMENDED AND RESTATED CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is made and entered into as of this 27th day of January, 2009, by and between PATRICK A. KELLY, an individual, whose address is 45 Timber Run Court, Canfield, Ohio 44406 (“Employee”) and THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO, an Ohio chartered stock savings bank (the “Home Savings”), whose principal place of business is located at 275 West Federal Street, Youngstown, Ohio 44503.
     WHEREAS, United Community Financial Corp., an Ohio corporation and the sole shareholder of Home Savings (“UCFC”, and together with Home Savings, the “Company”) employed Employee as the Chief Financial Officer and Treasurer of Home Savings and UCFC;
     WHEREAS, the terms and conditions of the Employee’s employment with Home Savings are set forth in that certain Employment Agreement, dated December 31, 2004, by and between Home Savings and Employee, as extended by the Board of Directors of Home Savings (the “Employment Agreement”).
     WHEREAS, Employee separated from employment with the Company as of May 21, 2008 (the “Separation Date”), and Employee subsequently resigned as a member of the Board of Directors of Home Savings and Butler Wick Corp.
     WHEREAS, Employee is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the Regulations promulgated thereunder.
     WHEREAS, except as otherwise provided herein, the Company and Employee wish to resolve all matters that exist between them arising from Employee’s employment and termination thereof, including those that have been or could have been asserted by either party against the other, and define all rights and obligations of the parties relating to such separation.
     WHEREAS, this Agreement is subject to the determination of the Federal Deposit Insurance Corporation (the “FDIC”) that the lump sum payment under this Agreement is permissible, pursuant to 12 CFR Section 359 et seq. (“Federal Regulator’s Consent”).
     WHEREAS, Employee and the Company previously agreed upon an amount constituting the Separation Pay (as defined below), and the Company filed an application with the FDIC on November 13, 2008 (the “Application”), to pay such amount to Employee, but such amount was not approved by the FDIC.
     WHEREAS, the Company and Employee have agreed to the amount of the Separation Pay set forth below, and in accordance with the instructions provided to the Company by the

10.10-1

Execution Copy
FDIC, the Company has agreed to amend the Application to seek the Federal Regulator’s Consent to pay Employee the Separation Pay.
     NOW THEREFORE, in consideration of the mutual promises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:
1. Payment by the Company.
     (a) The Company agrees to pay Employee the lump sum payment of Three Hundred Sixty-Four Thousand, Six Hundred Eighty-Four Dollars and 32/100 ($364,684.32) (the “Separation Pay”). The Company acknowledges that Employee is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). The Company acknowledges and agrees that the foregoing lump sum Separation Pay includes (i) the separate payments (Separation Date through March 15, 2009) under the “Short-Term Deferral” exclusion under Code Section 409A, including Treasury Regulation Section 1.409A-1(b)(4), and (ii) the separate payments (March 16, 2009 through May 20, 2010) under the “Two (2) Times – Two (2) Year” exclusion under Code Section 409A, including Treasury Regulation Section 1.409A-1 and Section 1.409A-1(b)(9)(iii), and, consistent with the foregoing, the Company hereby agrees not to report such amounts in Box 12 of Internal Revenue Service Form W-2 using Code Z.
     (b) The Company agrees to provide Employee with the Separation Pay and the other benefits set forth in Exhibit A, which Exhibit A is attached to this Agreement, incorporated herein and made a part hereof, less all customary payroll deductions, in accordance with its ordinary payroll procedures, as applicable, as soon as practicably possible after receipt of the Federal Regulator’s Consent.
     (c) The Company shall promptly amend the Application to obtain the Federal Regulator’s Consent, which consent the Company hereby represents and warrants is necessary to make the payment to Employee under this Agreement or the Employment Agreement. The Company hereby agrees to keep Employee and his legal counsel informed of the status of the filing, including any and all replies and responses from and to the FDIC. Except as specifically set forth in this Agreement or Exhibit A, no additional compensation, wages, pay or employment benefits of any type or nature will accrue as a result of the Separation Pay described herein.
2. Status as Terminated Employee. Employee agrees that Employee’s employment with the Company ended as of the close of business on the Separation Date.
3. Health Insurance; Employee’s Benefits. After the Separation Date, Employee shall have the right to elect and pay for continued coverage for Employee and Employee’s dependents under the plans listed on Exhibit A, until the earlier of December 31, 2010, or the date Employee is included in another employer’s benefit plans as a full time employee. As of the date hereof, Employee represents and warrants that Employee is included in another employer’s benefit plans as a full time employee, and such coverage began as of January 1, 2009. Except as otherwise indicated in this Agreement and Exhibit A, all of Employee’s other benefits of employment with

10.10-2

Execution Copy
the Company, including but not limited to any bonus, profit sharing, incentive or other compensation enhancement, shall terminate as of the Separation Date.
4. This provision intentionally deleted.
5. Employee and Company Property. Employee agrees that prior to and upon the separation from employment, Employee will only remove personal items from Employee’s office and Employee will return to the Company all records, files, equipment (including but not limited to all computer equipment, or electronic devices of any type or nature), office, loge, desk or file keys, credit cards, computer programs or disks, or other Company property that are in Employee’s possession, without further request from the Company. By signing this Agreement, Employee represents that Employee has returned all property, electronic or otherwise, of the Company, including all Confidential Information, in Employee’s possession and Employee agrees that Employee will not copy any property of the Company, including Confidential Information, directly or indirectly, in any fashion (e.g. by computer copy, CD, disk, cassette or any other electronic method), except that Employee has retained his cellular telephone, with the consent of the Company. Employee shall be solely responsible for all fees and charges incurred after the Separation Date for any calling/data or other service plans utilized by the cellular telephone. Employee further agrees that any violation of this section will cause irreparable harm to Company, and if Employee violates this section, Company is entitled to pursue all remedies available, including a temporary or permanent restraining order. Employee shall turn over the automobile provided to Employee, together with all keys and electronic entry devices on or before the Separation Date.
6. Confidential Information. The parties acknowledge and agree that Section 9 of the Employment Agreement shall survive execution of this Agreement and the termination of the Employment Agreement.
7. General Release of Claims
     (a) The Company and Employee expressly covenant and agree that in consideration for the payment of Separation Pay, the reimbursement of outplacement services obtained by Employee and other consideration set forth herein, Employee does hereby voluntarily and fully release, acquit, and forever discharge the Company, its subsidiaries, affiliates, predecessors, successors and assigns and their officers, directors, employees, agents, attorneys and other representatives (hereinafter collectively referred to as the “Releasees”) from any and all actions, claims, damages, liabilities, promises, costs (including reasonable attorneys’ fees), rights or demands, of whatsoever kind or nature, in law or in equity, Employee now has, may have had in the past or will have at any time hereafter, by reason of any acts, causes, matters or things arising prior to this date and arising out of or in connection with Employee’s employment and/or separation from employment with the Company, including any and all wages, benefits or other employment related matters. Employee understands that this is a general and complete release of claims Employee could have against the Company as an employee or former employee of the Company but not as a shareholder of the Company and includes but is not limited to any claims under the Age Discrimination in Employment Act, Family Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United

10.10-3

Execution Copy
States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended; any other federal, state or local civil rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort or common law theory; or any statutory or common law principle allowing for the recovery of fees or other expenses, including attorneys’ fees, relating to any claim or claims Employee is releasing in this Agreement.
     Notwithstanding the foregoing in this Section 7(a), nothing in this Section 7(a) shall be deemed to release any of the Releasees from any of the Releasees’ obligations under this Agreement.
     Nothing in this Agreement precludes the filing of a charge with any appropriate federal, state or local government agency and/or responding to a request for information from any such agency. In no event, however, will Employee seek or accept any monetary relief in connection with any complaint or charge brought against the Company, without regard as to who brought that complaint or charge, and Employee agrees not to file against Releasees any action or proceeding in federal, state or other court under any statute, law, ordinance or regulation relating to or arising out of Employee’s employment with and/or separation of employment from the Company. Employee further agrees to waive and not to seek or accept from Releasees any further benefit or consideration, including reinstatement, back pay, attorneys’ fees, or any additional monies with respect to employment or separation of employment from the Company.
     (b) The Company does voluntarily and fully release, acquit, and forever discharge Employee, his successors, assigns, heirs, executor, attorneys and other representatives from any and all actions, claims, damages, liabilities, promises, costs (including reasonable attorneys’ fees), rights or demands, of whatsoever kind or nature, in law or in equity, the Company now has, may have had in the past or will have at any time hereafter, by reason of any acts, causes, matters or things arising prior to this date and arising out of or in connection with Employee’s employment and/or separation from employment with the Company, except those arising out of fraud perpetrated by, or the intentional or willful misconduct of, Employee.
8. Release of Age Discrimination Claims.
     (a) Exclusively as this Agreement pertains to Employee’s release of claims under the Age Discrimination in Employment Act, Employee, pursuant to and in compliance with rights afforded them under the Older Workers Benefit Protection Act:
     (i) Is advised that Employee does not waive rights or claims that arise after the date on which this Agreement is signed by Employee and the Company;
     (ii) Is advised to consult with an attorney prior to executing this Agreement;
     (iii) Is given twenty-one (21) days from the receipt of this Agreement in which to consider it; and

10.10-4

Execution Copy
     (iv) Is given a period of seven (7) days following the signing of this Agreement in which to revoke it. A revocation of this Agreement shall be effective only on the delivery of a written revocation to The Home Savings and Loan Company of Youngstown, Ohio, 275 West Federal Street, Youngstown, Ohio 44503, Attention: Vice President—Human Resources. This Agreement shall not become effective or enforceable until this seven-day revocation period has expired.
     (b) Employee’s knowing and voluntary execution of this Agreement is an express acknowledgment and agreement that:
     (i) This Agreement is written in a manner that enables Employee to fully understand its content and meaning;
     (ii) This Agreement specifically refers to the waiver and release of all claims under the Age Discrimination in Employment Act;
     (iii) This Agreement does not waive or release any rights or claims that may arise after the date on which it is executed;
     (iv) Employee has received consideration under this Agreement in addition to anything of value to which Employee was otherwise already entitled;
     (v) Employee has had the opportunity to review this Agreement with Employee’s attorney and to consult with Employee’s attorney concerning the signing of this Agreement;
     (vi) Employee was afforded a twenty-one (21) day period of time to consider it before executing it;
     (vii) Employee was given a seven-day period of time in which to revoke this Agreement after it was signed; and
     (viii) Employee’s execution of this Agreement is knowing and voluntary.
9. Agreement to not Seek or Accept Future Employment; Mitigation. Employee agrees that, because of circumstances unique to Employee (including Employee’s separation from the Company and the Board of Directors of Home Savings and Butler Wick Corp.), Employee will not apply for or accept future employment with the Company or seek appointment to the Board of Directors of UCFC or Home Savings. The Company agrees that Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by Employee offset in any manner the obligations of either Company under this Agreement.
10. Confidentiality. Employee and Company mutually agree not to disclose any information regarding the existence or substance of this Agreement, except (i) for purposes of enforcement of this Agreement, (ii) to the FDIC for purposes of requesting the Federal Regulator’s Consent, (iii)

10.10-5

Execution Copy
as otherwise required by law or regulation, (iv) to Employee’s spouse, and (v) to any financial advisor, tax advisor, and any attorneys with whom Employee or the Company chooses to consult regarding its respective consideration of this Agreement, provided that they agree to keep that information strictly confidential and disclose it to no other person. Employee and Company understand that the confidentiality of this Agreement is an important part of the consideration under this Agreement. Employee and Company further agree that any violation of this section will cause irreparable harm to Employee and Company, as the case may be, and if either Employee or Company violates this section, the other party is entitled to pursue all remedies available, including a temporary or permanent restraining order.
11. Governing Law and Interpretation. This Agreement shall be governed by and interpreted under the laws of Ohio and, except as set forth in Section 16 of this Agreement, any legal matters will be brought in any Federal court sitting within the Northern District of Ohio or any State court sitting in Mahoning County, Ohio. Should any court of competent jurisdiction declare any provision of this Agreement unenforceable, the provision shall be void but the remainder of this Agreement shall remain in effect.
12. Nonadmission of Wrongdoing. The parties have entered into this Agreement in exchange for the releases granted herein and to avoid potential litigation. Accordingly, neither this Agreement nor any of the promises made by the Company or Employee in it may be construed by any person or entity as an admission of any liability or wrongdoing of any kind.
13. Amendment. This Agreement may not be modified except through a written document in which the parties expressly agree to modify it, and that is signed by both parties.
14. Entire Agreement. This Agreement and Exhibit A attached hereto set forth the entire agreement between the parties and supersede any prior agreements or understandings between them regarding its subject matter, including, but not limited to, the Employment Agreement, except as otherwise specifically provided in this Agreement. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to make this Agreement, except for those set forth in this Agreement.
15. Headings. The headings and numbering of paragraphs in this Agreement are solely for convenience of reference and shall not be construed to define or limit any of the terms herein contained or to affect the meaning or interpretation of this Agreement. Unless the context clearly indicates otherwise, words used in the singular include the plural, words used in the plural include the singular and the word “including” means “including but not limited to.”
16. Dispute Resolution. The Employee agrees that if the Employee asserts a claim against the Company regarding the interpretation or enforcement of this Agreement, such claim shall be resolved by binding arbitration before a single arbitrator, and the Employee shall not have the right to pursue any claim in court or to have a jury trial on the claim. The Company and Employee shall share equally all costs and expenses of the impartial arbitrator. Unless inconsistent with applicable law, each party shall bear the expenses of their respective attorneys, experts and witness fees, regardless of which party prevails in the arbitration. Any arbitration hearing will

10.10-6

Execution Copy
take place in Youngstown, Ohio and will be conducted by a mutually-chosen arbitrator who is a well-recognized and respected arbitrator. An arbitration can only decide Employee’s claim and may not consolidate or join the claims of any other person who may have similar claims unless specifically agreed to by the Company. If any portion of this arbitration provision is deemed invalid or unenforceable, it shall not invalidate the remaining portion of this arbitration provision.
17. Indemnification. The parties acknowledge and agree that Section 6(a) of the Employment Agreement shall survive the execution of this Agreement and the termination of the Employment Agreement.
     ONCE YOU SIGN BELOW, THIS DOCUMENT WILL BECOME A LEGALLY ENFORCEABLE AGREEMENT UNDER WHICH YOU WILL BE GIVING UP RIGHTS AND CLAIMS YOU MAY HAVE, ON THE TERMS STATED IN THIS AGREEMENT.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

By:	/s/ Patrick A. Kelly Patrick A. Kelly

THE HOME SAVINGS AND LOAN COMPANY OF
YOUNGSTOWN, OHIO

By:	/s/ Douglas M. McKay Douglas M. McKay
Chairman of the Board and Chief Executive Officer

10.10-7

Exhibit 10.10
CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT
EXHIBIT A
     Capitalized terms used but not defined in this Exhibit A shall have the meaning ascribed to them in the Agreement.
Benefit Plans:
Employee shall be entitled to elect to receive a benefit distribution from any of the Company’s benefit/retirement plans in which Employee was a participant in accordance with the terms and conditions of such plans; provided, however, that Employee acknowledges and agrees that Employee shall not accrue any further benefit, vesting or service credits under any of the stock benefit/retirement plans after the Separation Date.
Employee and the Company acknowledge and agree that Employee participated in the following stock benefit plans:

(i)	United Community Financial Corp. Employee Stock Ownership Plan;

(ii)	The Home Savings and Loan Company 401(k) Savings Plan;

(iii)	The United Community Financial Corp. 1999 Long-Term Incentive Plan; and

(iv)	The United Community Financial Corp. 2007 Long-Term Incentive Plan.
Health and Welfare Plans:
The following are the Health and Welfare Plans that Employee may continue at Employee’s expense after the Separation Date.
Disability (UNUM) – This coverage provides a monthly benefit of $3,803.00. The annual premium is $1,353.89 and is due to renew in June, 2008. To maintain this benefit, you would be required to pay the premium when the policy renews.
Life Insurance (John Hancock) – This term life insurance policy is currently owned by Home Savings; the insured is the Employee. The face amount of the policy is $1,200,000.00. The annual premium is $1,996.00 and is due to renew in July, 2008. The ownership of this policy can be changed to the Employee, but the Employee will be required to pay the premium when the policy renews.
The bank’s Group Life Insurance Plan with Sunlife provides $50,000.00 in coverage. There is a conversion option available through Sunlife to convert the $50,000.00 to a personal policy. Contact Sunlife directly for information on how to convert to a personal policy.
Healthcare (Anthem) – Health and dental insurance family coverage, comparable to that available to other senior executives of the Company, will be available to the Employee at the full premium expense until December 31, 2010 or until the Employee is included in another employer’s benefit plans as a full-time employee.
Current monthly healthcare and dental rates are as follows:

PPO	Family	$1,222.44
Dental	Family	$94.27

10.10-8